FOR IMMEDIATE RELEASE               Contact:           Veronica Zsolcsak
                                                       Chief Financial Officer
                                                       617-884-8500

            TOWN & COUNTRY CORP. REACHES AGREEMENT IN PRINCIPLE WITH
                    MAJOR BONDHOLDERS ON RESTRUCTURING PLAN

                            Subsidiaries Not Affected

CHELSEA, MA (Nov. 17, 1997) -- Town & Country Corporation (AMEX: TNC), the international jewelry manufacturer, today announced that the company has voluntarily filed a pre-arranged plan to reorganize under Chapter 11 of the Bankruptcy Code. The filing will take place at the holding company level only and does not involve the company's operating subsidiaries, Town & Country Fine Jewelry Group, Essex and Anju, or their relationships with employees, customers and suppliers.

Town & Country Corporation, the parent company, said its major bondholders have agreed, in principle, to the terms of a restructuring plan in which almost all of their debt will be converted into equity. Town & Country Corporation expects to complete the proceeding in 90 days because it has the support of the largest bondholders.

"Following intense negotiations, we are very pleased to have reached an agreement that is in the best interest of our company. This means that we can continue business as usual with our employees, customers, suppliers and vendors," said Chairman William Schawbel. "The restructuring plan will enable Town & Country Corporation to eliminate almost all of our bond debt so that we can concentrate on building a strong business in a very competitive market." Further, he said "I am confident that upon completion of the reorganization process Town & Country Corporation will emerge as one of the most financially stable companies in the industry."

"The reorganization is the culmination of a year-long strategic restructuring and turnaround plan that has already achieved significant progress. We have been able to sell non-core assets and gain close to 99% ownership of our Thai subsidiary. We have been able to eliminate several layers of management to simplify decision-making and we have streamlined distribution. In the Fine Jewelry Group, we have been able to improve our performance with our top customers through customer teams."

 "Implementing this last piece of the process will provide the necessary capital that will allow our Fine Jewelry Group to concentrate its efforts on growing and developing its core business," Schawbel said.

Town & Country Corporation, through its subsidiaries, is an international manufacturer of fine jewelry, with facilities in Massachusetts, New York, Texas, Hong Kong and Thailand.